Exhibit 23.4

Consent of Independent Chartered Accountants

We have issued our report dated June 22, 2012, with respect to the financial statements of Agatha Christie Limited contained in the Registration Statement and Prospectus on Form S-4 filed by RLJ Entertainment, Inc.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON UK, LLP

London, United Kingdom

August 6, 2012